UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2021

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

Oregon	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

226 Airport Parkway, Suite 595
San Jose, CA 95110
(408) 200-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PXLW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01     Other Events.

On July 26, 2021, Pixelworks, Inc. (the “Company”) entered into an agreement with a customer to defray a portion of the research and development expenses expected to be incurred by the Company in connection with its development of an integrated circuit product. Under the agreement, the Company will receive $5.8 million from the customer within 60 days of the date of the agreement, and may receive up to an additional $4.8 million upon completion of certain development milestones. The Company currently believes that such amounts will be treated as a reduction to research and development expenses related to the product for accounting purposes.

Development work on the product is currently expected to be performed through 2022. The actual timing and amount of the Company's expenses and payments by the customer cannot be determined at this time, and there is no assurance that all amounts will be received by the Company. In any event, the Company expects its research and development expenses will exceed the amounts received from the customer. Upon the completion of the development, the Company expects to sell units of the product to the customer. However, there is no commitment or agreement from the customer for such sales at this time or assurance that the development will be successful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	July 28, 2021	/s/ Elias N. Nader
Elias N. Nader Vice President and Chief Financial Officer